EXHIBIT 99.1

Arbinet Expands Legal Department

NEW BRUNSWICK, N.J., Sept. 25 /PRNewswire-FirstCall/ — Arbinet-thexchange, Inc. (Nasdaq: ARBX), the leading provider of solutions to simplify the exchange of digital communications, announced today the appointment of its General Counsel Mr. Chi K. Eng, Esq., to the newly created position of Senior Vice President, Intellectual Property Counsel. The position of General Counsel will be assumed by Mr. William Terrell “Terry” Wingfield Jr., Esq.

“Intellectual Property is one of our most critical assets and a major focus of the organization. The creation of a dedicated Intellectual Property position is in-line with our growth strategy,” commented Curt Hockemeier, President and Chief Executive Officer of Arbinet. “Chi has been with Arbinet since 2000, and with his engineering and legal experience, is an ideal fit for the position. We are also pleased to welcome Terry Wingfield to the Arbinet team. I am confident Terry will be an invaluable asset to Arbinet’s growth strategy given his tremendous knowledge and expertise as General Counsel for large, high profile public corporations, including many household names in the telecommunications industry.”

Terry Wingfield brings more than 20 years of legal and communications industry experience, including an extensive background in driving strategic partnerships and acquisitions in the areas of cable television, Internet, local and long distance telephony. Prior to joining Arbinet, Wingfield was most recently the Corporate Vice President of Business Development for Current Communications Group, LLC. Prior to this he served as Executive Vice President and General Counsel at RCN Corporation, where he was responsible for SEC reporting, corporate governance and regulatory compliance.

In his previous role as Senior Vice President and General Counsel of Velocita Corporation, Wingfield successfully negotiated a $200 million private equity infusion and $350 million debt commitment, as well as the sale of the company’s assets to AT&T. Wingfield also spearheaded several high profile projects that included creating AT&T’s first residential cable telephony venture as Senior Vice President, AT&T Broadband and Internet Services, and supervising Teleport Communications Group’s $1.3 billion Initial Public Offering and subsequent merger with AT&T as Vice President and General Counsel.

Eng also contributes over 20 years of communications industry experience. Prior to joining Arbinet, Eng spent six years with the law firm of Cohen, Pontani, Lieberman & Pavane, focusing on communications technology intellectual property law. Prior to CPLP, he spent seven years as an engineer at AT&T Bell Labs (now Lucent) developing communications industry software and systems. A graduate of the Fordham University School of Law, Eng is a member of the State Bar of New York and New Jersey, and a Registered Patent Attorney with the U.S. Patent and Trademark Office.

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform and managed services, which streamline performance and improve profitability for Members.

Arbinet’s 600+ voice and data Members, including all 10 of the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2005. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

Chris Reid

Arbinet-thexchange

1.732.509.9160

creid@arbinet.com